Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jack in the Box Inc.:
We consent to the use of our reports dated November 16, 2007, with respect to the consolidated balance sheets of Jack in the Box Inc. (the Company) as of September 30, 2007 and October 1, 2006, and the related consolidated statements of earnings, cash flows, and stockholders’ equity for the fifty-two weeks ended September 30, 2007, October 1, 2006, and October 2, 2005, and the effectiveness of internal control over financial reporting as of September 30, 2007, incorporated herein by reference.
Our report on the consolidated financial statements dated November 16, 2007, contains an explanatory paragraph that states that the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in fiscal year 2006, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R), and changed its method of quantifying errors in fiscal year 2007.
/s/ KPMG LLP
San Diego, California
May 14, 2008